Exhibit 10.8(d)

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made and entered into as of February 4, 2014, by and between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as Biogenerics, Inc., a Delaware corporation) are parties to that certain lease dated September 26, 2011, as previously amended by that certain First Amendment entered into as of May 17, 2012 and that certain Second Amendment (“Second Amendment”) dated September 11, 2013 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 8,503 rentable square feet (the “Current Premises”) described as Suite 200 consisting of approximately 6,638 rentable square feet on the second floor of the building commonly known as Towers @ Shores-201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California (the “Building”) and Suite 295 consisting of approximately 1,865 rentable square feet on the second floor of the Building.

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 2,057 rentable square feet described as Suite 275 on the second floor of the Building and shown on Exhibit A attached hereto (the “Suite 275 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Suite 275 Expansion.

1.1.	Effect of Suite 275 Expansion. Effective as of the Suite 275 Expansion Effective Date (defined in Section 1.2 below), the Current Premises shall be increased from 8,503 rentable square feet on the second floor to 10,560 rentable square feet on the second floor by the addition of the Suite 275 Expansion Space, and, from and after the Suite 275 Expansion Effective Date, the Current Premises and the Suite 275 Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Suite 275 Expansion Space (the “Suite 275 Expansion Term”) shall commence on the Suite 275 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date (which the parties acknowledge is September 30, 2016). From and after the Suite 275 Expansion Effective Date, the Suite 275 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 275 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Current Premises, and (b) no representation or warranty made by Landlord with respect to the Current Premises shall apply to the Suite 275 Expansion Space.

1.2.	Suite 275 Expansion Effective Date. As used herein, “Suite 275 Expansion Effective Date” means the earlier of (i) the date on which Tenant first conducts business in the Suite 275 Expansion Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be March 1, 2014 (the “Target Suite 275 Expansion Effective Date”). The adjustment of the Suite 275 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the Suite 275 Expansion Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Suite 275 Expansion Effective Date. If the Suite 275 Expansion Effective Date is delayed, the Extended Expiration Date shall not be similarly extended.

1.3.	Confirmation Letter. At any time after the Suite 275 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) business days after receiving it.

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2.	Base Rent. With respect to the Suite 275 Expansion Space during the Suite 275 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 275 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Suite 275 Expansion Effective Date through last day of 7th full calendar month of Suite 275 Expansion Term	$54.00	$9,256.50
8th through 19th full calendar months of Suite 275 Expansion Term	$55.62	$9,534.20
20th full calendar month of Suite 275 Expansion Term through last day of Suite 275 Expansion Term	$57.29	$9,820.46

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Tenant’s Share. With respect to the Suite 275 Expansion Space during the Suite 275 Expansion Term, Tenant’s Share shall be 0.6150%.

5.	Expenses and Taxes. With respect to the Suite 275 Expansion Space during the Suite 275 Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 275 Expansion Space during the Suite 275 Expansion Term, the Base Year for Expenses and Taxes shall be 2014.

6.	Improvements to Suite 275 Expansion Space.

6.1.	Configuration and Condition of Suite 275 Expansion Space. Tenant acknowledges that it has inspected the Suite 275 Expansion Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the Suite 275 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2.	Responsibility for Improvements to the Current Premises and the Suite 275 Expansion Space. Landlord shall perform improvements to the Current Premises and to the Suite 275 Expansion Space in accordance with Exhibit B attached hereto. Notwithstanding any provision herein to the contrary, upon the mutual execution and delivery of this Amendment, Tenant shall deliver to Landlord an amount equal to $50,162.00 (“Tenant’s Contribution”), which Landlord shall apply towards the cost of the Tenant Improvement Work.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.	Deletions. Section 5.2 and Exhibit A of the Second Amendment are hereby deleted in their entirety and are of no further force or effect.

7.2.

Early Access to Suite 275 Expansion Space. Tenant may enter the Suite 275 Expansion Space (i) after installation of the ceiling grid in the Suite 275 Expansion Space and before the Suite 275 Expansion Effective Date, solely for the purpose of installing telecommunications and data cabling in the Suite 275 Expansion Space, and (ii) after installation of the carpeting in the Suite 275 Expansion Space and before the Suite 275

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Expansion Effective Date, solely for the purpose of installing equipment, furnishings and other personal property in the Suite 275 Expansion Space. Other than the obligation to pay Base Rent and Tenant’s Share of Expenses and Taxes with respect to the Suite 275 Expansion Space, all of Tenant’s obligations hereunder shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Suite 275 Expansion Space pursuant to this Section 7.2 if Landlord reasonably determines that such entry is endangering individuals working in the Suite 275 Expansion Space or is delaying completion of the Tenant Improvement Work (defined in Exhibit B).

7.3	Parking. Effective as of the Suite 275 Expansion Effective Date, the reference to “Twenty-two (22) unreserved parking spaces” set forth in Section 1.9 of the Lease is hereby amended and restated as “Thirty-five (35) unreserved parking spaces”.

8.	Miscellaneous.

8.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.	If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will apply to space different from or in addition to the space to which such expansion right previously applied, then, as applied to such different or additional space, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

		By:	/s/ John C. Moe
		Name:	John C. Moe
		Title:	Market Managing Director

TENANT:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President & CEO

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EXHIBIT A

OUTLINE AND LOCATION OF SUITE 275 EXPANSION SPACE

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EXHIBIT B

SUITE 275 EXPANSION WORK LETTER

As used in this Exhibit B (this “Suite 275 Expansion Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Suite 275 Expansion Work Letter is a part. “Premises” means the Current Premises and the Suite 275 Expansion Space. For purposes of this Exhibit B, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Suite 275 Expansion Work Letter. For purposes of this Exhibit B, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1 COST OF TENANT IMPROVEMENT WORK. Except as provided in Sections 2.7.3 and 3.2.2 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2 ARCHITECTURAL PLANS.

2.1 Selection of Architect. Landlord shall retain the architect/space planner of Landlord’s choice (for purposes of this Exhibit B, the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2 [Intentionally Omitted.]

2.3 Space Plan. Landlord and Tenant acknowledge that they have approved the space plan for the Premises dated October 31, 2013 prepared by ID/Architecture (for purposes of this Exhibit B, the “Approved Space Plan”). All materials and finishes contemplated by the Approved Space Plan shall be deemed to be Building-standard unless otherwise expressly provided therein.

2.4 Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, together with the Approved Space Plan, is necessary to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Architectural Drawings, will be necessary to complete the Engineering Drawings (for purposes of this Exhibit B, collectively, the “Additional Programming Information”). The Additional Programming Information shall not increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord) and shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (for purposes of this Exhibit B, collectively, the “Landlord Requirements”), and (c) otherwise subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof.

2.5 Architectural Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that (a) when combined with any Approved Additional Programming Information that is not expressly incorporated into such working drawings, will be sufficient to enable the Contractor and its subcontractors to bid on the work and prepare the Engineering Drawings, and (b) when accompanied by any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.2.3 below) (for purposes of this Exhibit B, the “Architectural Drawings”). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect’s preparation and delivery of the Architectural Drawings shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the

Architectural Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that (a) would increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord), (b) conflicts with the Approved Space Plan or the Landlord Requirements, or (c) is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to herein as the “Approved Architectural Drawings.”

2.6 [Intentionally Omitted.]

2.7 Revisions to Approved Architectural Drawings or Approved Additional Programming Information.

2.7.1 Approved Architectural Drawings. If Tenant requests any revision to the Approved Architectural Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Architectural Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Architectural Drawings within two (2) business days after receiving Landlord’s request for approval thereof. For purposes hereof, any change order affecting the Approved Architectural Drawings shall be deemed a revision to the Approved Architectural Drawings.

2.7.2 Approved Additional Programming Information. If Tenant requests Landlord’s approval of any revision to the Approved Additional Programming Information, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Additional Programming Information without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Additional Programming Information within two (2) business days after receiving Landlord’s request for approval thereof.

2.7.3 Costs of Revisions. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Architectural Drawings requested by Tenant or any revision to the Approved Additional Programming Information made by Tenant, including, in each case, any cost of preparing or reviewing such revision. Such reimbursement shall be in addition to the Tenant’s Contribution.

2.8 Tenant’s Approval Deadline. Tenant shall approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline (defined below). As used in this Suite 275 Expansion Work Letter, “Tenant’s Approval Deadline” means 27 business days after the mutual execution and delivery of this Agreement; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3 CONSTRUCTION.

3.1 Contractor. Landlord shall retain a contractor of its choice (for purposes of this Exhibit B, the “Contractor”) to (a) prepare the engineering working drawings relating to the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (for purposes of this Exhibit B, the “Engineering Drawings”), and (b) perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the preparation of the Engineering Drawings or the performance of the Tenant Improvement Work.

3.2 Engineering Drawings.

3.2.1 Preparation. Within 10 business days after the later of Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above or the mutual execution and delivery of this Agreement, Landlord shall cause the Contractor to prepare and deliver to Tenant Engineering Drawings that conform to the Approved Architectural Drawings, the Approved Additional Programming Information, and the first sentence of Section 4 below (for purposes of this Exhibit B, collectively, the “Engineering Requirements”). Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within two (2) business days after receiving them. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to herein as the “Approved Engineering Drawings”.

3.2.2 Revisions. If Tenant requests any revision to the Approved Engineering Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Engineering Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Engineering Drawings within two (2) business days after receiving Landlord’s request for approval thereof. Any change order affecting the Approved Engineering Drawings shall be deemed a revision to the Approved Engineering Drawings. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Engineering Drawings requested by Tenant, including the cost of preparing such revision. Such reimbursement shall be in addition to the Tenant’s Contribution.

3.2.3 Permits. After the Architectural Drawings and the Engineering Drawings have been approved by Landlord and Tenant, Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (for purposes of this Exhibit B, collectively, the “Approved Construction Drawings”) to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (for purposes of this Exhibit B, the “Permits”). Tenant shall cooperate with Landlord and the Contractor to enable the Contractor to obtain the Permits as soon as possible.

3.3 Construction.

3.3.1 Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.3.2 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after Substantial Completion (defined in Section 5 below) of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after Substantial Completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall, at its option, either (a) assign to Tenant any right

Landlord may have under the Construction Contract (defined below) to require the Contractor to correct, or pay for the correction of, such defect, or (b) at Tenant’s expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant’s benefit. As used in this Suite 275 Expansion Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4 COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall (a) cause the Architectural Drawings and the Engineering Drawings, other than any Tenant Revision (defined below), to comply with Law, and (b) cause the Architect or the Contractor, as applicable, to use the Required Level of Care (defined below) to cause any Tenant Revision to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Premises (as distinguished from general office use). As used herein, “Tenant Revision” means any revision to the Approved Space Plan or the Approved Construction Drawings made or requested by Tenant. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4. Tenant shall be responsible for ensuring that the Approved Space Plan, the Additional Programming Information, the Architectural Drawings and the Engineering Drawings (for purposes of this Exhibit B, collectively, the “Plans”) are suitable for Tenant’s use of the Premises and comply with Law, and neither the preparation of any of the Plans by the Architect or the Contractor nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (for purposes of this Exhibit B, the “Responsible Party”) is responsible under this Section 4 for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5 COMPLETION.

5.1 Substantial Completion. For purposes of Section 1.2 of this Agreement, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” upon the completion of the Tenant Improvement Work in the Current Premises and in the Suite 275 Expansion Space pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Current Premises and the Suite 275 Expansion Space.

5.2 Tenant Delay. Tenant shall use its best efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord’s other consultants to complete all phases of the Plans and obtain the Permits as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (for purposes of this Exhibit B, a “Tenant Delay”) as a result of (a) any failure of Tenant to approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline; (b) any failure of Tenant to timely approve the Engineering Drawings for any reason other than their failure to satisfy the Engineering Requirements; (c) any failure of Tenant to timely approve any other matter requiring Tenant’s approval; (d) any breach by Tenant of this Suite 275 Expansion Work Letter or this Agreement; (e) any request by Tenant for a revision to, or for Landlord’s approval of a revision to, any portion of the Plans that has previously been approved by both parties (except to the extent that such delay results from a failure of Landlord to perform its obligations under Section 2.7 or 3.2.2 above); (f) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Agreement; (g) any change to the base, shell or core of the Premises or Building required by the Approved Construction Drawings; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Suite 275 Expansion Space to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

5.3. Current Premises. Tenant acknowledges and agrees that the Tenant Improvement Work in the Current Premises may be performed during Building HVAC Hours before the Suite 275 Expansion Effective Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work in the Current Premises to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work in the Current Premises or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work in the Current Premises shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

6 MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Suite 275 Expansion Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Suite 275 Expansion Work Letter shall not apply to any space other than the Premises.

EXHIBIT C

NOTICE OF LEASE TERM DATES

                        , 20

To:

Re:	Third Amendment (the “Amendment”), dated , 2014, to a lease agreement dated September 26, 2011, between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”), concerning Suite 275 on the second floor of the building located at 201 Redwood Shores Parkway, Redwood City, California (the “Suite 275 Expansion Space”).

Lease ID:

Business Unit Number:

Dear                         :

In accordance with the Amendment, Tenant accepts possession of the Suite 275 Expansion Space and confirms that the Suite 275 Expansion Effective Date is             , 20    .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 1.3 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) business days after receiving it.

“Landlord”:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:
Name:
Title:

Agreed and Accepted as of , 2014.

“Tenant”:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:
Name:
Title: